Exhibit 10.1

Mr. Anshu Bhatnagar	March 20, 2019

Chief Executive Officer

mPhase Technologies, Inc.

Dear Anshu,

Please accept my resignation as a Director of mPhase Technologies Inc. effective midnight March 20, 2019

I have enjoyed being a Director of the Company. I wish you the best of luck in taking mPhase forward to greater heights.

Regards,

/s/ Ronald Durando

Ronald A. Durando